                                   EXHIBIT 4.2


                 PIONEER VENTURES ASSOCIATES LIMITED PARTNERSHIP


                              INVESTMENT AGREEMENT
                                 by and between
                 PIONEER VENTURES ASSOCIATES LIMITED PARTNERSHIP
                                       and
                          COMPASS KNOWLEDGE GROUP, INC.


                                November 5, 1999

                                TABLE OF CONTENTS

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                                                                                         Page
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
                      ARTICLE I. SALE AND TRANSFER OF STOCK

   1.1   Series A Senior Convertible Preferred Stock.......................................2
   1.2   Purchase Price and Payment........................................................2
   1.3   Convertible into Common...........................................................3
   1.4   Cumulative Dividend...............................................................3
   1.5   Liquidation.......................................................................4
   1.6   Reservation of Shares; Shares to be Fully Paid....................................4
   1.7   Anti-Dilution Rights..............................................................5
   1.8   Percentage of Fully Diluted Shares................................................5
   1.9   Voting Rights and Prohibitive Covenants...........................................5
   1.10  Voting Agreements Concerning Directors............................................6
   1.11  Transfer Agent....................................................................7
   1.12  Use of Proceeds...................................................................7
   1.13  Additional Matters in Certificate of Designation..................................8

                         ARTICLE II. REGISTRATION RIGHTS

   2.1   Demand Registration...............................................................8
   2.2   Piggyback Registration............................................................9
   2.3   Registration Covenants...........................................................10
   2.4   Blue Sky Registration............................................................11
   2.5   Deregistration...................................................................11
   2.6   Post-Effective Amendments........................................................12
   2.7   Right to Delay...................................................................12
   2.8   Selection of Underwriters........................................................12
   2.9   Principal Shareholders...........................................................13
   2.10  Transferability of Registration Rights...........................................13
   2.11  Indemnification by Company re: Registration Rights...............................13
   2.12  Indemnification by Holder........................................................14
   2.13  Notice of Indemnity and Defense..................................................15

                             ARTICLE III. CO-SALE PROVISIONS

   3.1   Co-Sale Rights of Participation..................................................15

                 ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   4.1   Organization, Qualification and Corporate Power..................................16
   4.2   Subsidiaries.....................................................................16
   4.3   Authorization of Agreement.......................................................17
   4.4   Validity.........................................................................18
   4.5   Government Approval..............................................................18
   4.6-A Capitalization of the Company....................................................18
   4.7   Annual Report and the Financial Statements.......................................19
   4.8   Patents, Trademarks, Etc.........................................................20
   4.9   Taxes............................................................................20

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                                    Page ii

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

   4.10  Approvals........................................................................21
   4.11  Litigation.......................................................................21
   4.12  Schedule of Documents............................................................22
   4.13  No Defaults......................................................................22
   4.14  Lack of Felonies.................................................................23
   4.15  No Judgments.....................................................................23
   4.16  Insurance........................................................................23
   4.17  No Brokers.......................................................................23
   4.18  Loans and Liens..................................................................24
   4.19  Solvency.........................................................................24
   4.20  Registration Rights..............................................................24
   4.21  Compliance with Securities Laws..................................................24
   4.22  Transfer Restrictions............................................................25
   4.23  Related Party Transactions.......................................................25
   4.24  Miscellaneous....................................................................25
   4.25  Certain Specific Representations.................................................26
   4.26  Use of Proceeds..................................................................28
   4.27  Intentionally Omitted............................................................28
   4.28  Wages and Salary.................................................................28
   4.29  Complete Disclosure..............................................................28

            ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE PIONEER PARTNERSHIP

   5.1   Organization.....................................................................28
   5.2   No Breach........................................................................29
   5.3   Authority for and Binding Nature of Agreement....................................29
   5.4   Brokers..........................................................................29
   5.5   Securities Laws Matters..........................................................29
   5.6   Additional Matters...............................................................31

                                      ARTICLE VI. COVENANTS

   6.1   Financial........................................................................31
   6.2   Access...........................................................................32
   6.3   Books of Record and Account......................................................33
   6.4   Membership on Board..............................................................34
   6.5   Future Issuances; Stock Option Plan and Compensation.............................34
   6.6   Rule 144 Compliance..............................................................35
   6.7   Undertaking to Register its Securities...........................................35
   6.8   Undertaking to File 34 Act Filings; and be Listed on NASDAQ......................36
   6.9   Confidentiality/Non-compete Agreements...........................................36
   6.10  No Breach........................................................................36

          ARTICLE VII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PIONEER
                                PARTNERSHIP TO CLOSE

   7.1   Representations and Warranties...................................................37
   7.2   Covenants........................................................................37

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
                                    Page iii


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

   7.3   No Actions.......................................................................37
   7.4   Consents, Licenses and Permits...................................................38
   7.5   Certificate......................................................................38
   7.6   Legal Opinion....................................................................38
   7.7   No Material Adverse Change.......................................................39
   7.8   Agreements with Principals.......................................................39
   7.9   Key Person Insurance.............................................................39
   7.10  Patents..........................................................................39
   7.11  Approval of Counsel..............................................................39
   7.12  Consents, Licenses and Permits...................................................40
   7.13  Additional Documents.............................................................40

         ARTICLE VIII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY TO CLOSE

   8.1   Representations and Warranties...................................................40
   8.2   Covenants........................................................................41
   8.3   No Actions.......................................................................41
   8.4   Additional Documents.............................................................41
   8.5   Approval of Counsel..............................................................41

                                    ARTICLE IX. CLOSING

   9.1   Location.........................................................................41
   9.2   Items to be Delivered by the Company.............................................41
   9.3   Items to be Delivered by the Pioneer Partnership.................................43

                  ARTICLE X. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; FEES

   10.1  Survival.........................................................................43
   10.2  Indemnification..................................................................43
   10.3  Defense of Claims................................................................43
   10.4  Rights without Prejudice.........................................................44

                                        ARTICLE XI. FEES

   11.1  Investment Banking Fees..........................................................44
   11.2  Expenses.........................................................................44
   11.3  Legal Fees.......................................................................44
   11.4  Accounting Fees..................................................................45
   11.5  Break-Up Fee.....................................................................45

                                ARTICLE XII. TERMINATION AND WAIVER

   12.1  Termination......................................................................45
   12.2  Waiver...........................................................................46

                               ARTICLE XIII. MISCELLANEOUS PROVISIONS

   13.1  Expenses.........................................................................46

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
                                    Page iv


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

   13.2  Modification, Termination or Waiver..............................................46
   13.3  Notices..........................................................................47
   13.4  Binding Effect and Assignment....................................................47
   13.5  Entire Agreement.................................................................48
   13.6  Calendar Days....................................................................48
   13.7  Exhibits.........................................................................48
   13.8  Governing Law....................................................................48
   13.9  Consent to Jurisdiction..........................................................48
   13.10 Counterparts.....................................................................48
   13.11 Section Headings.................................................................48
   13.12 Gender...........................................................................48
   13.13 Use of Term "Pioneer Partnership"................................................49


                              INVESTMENT AGREEMENT

INVESTMENT AGREEMENT dated as of November 5, 1999 ("Agreement") by and among PIONEER VENTURES ASSOCIATES LIMITED PARTNERSHIP, a Connecticut limited partnership with offices at 651 Day Hill Road, Windsor, Connecticut 06095 (the "Pioneer Partnership"), AND COMPASS KNOWLEDGE GROUP, INC., a Florida corporation with offices at 2710 Rew Circle, Suite 100, Ocoee, Florida 34761 (the "Company").

                                R E C I T A L S :

         A. The Company desires to obtain additional funds to finance the development and marketing of new business products, and to use such funds for working capital, and closing financing costs, all budgeted as set forth herein.

         B. The Pioneer Partnership desires to finance the Company for such purposes on the terms and conditions set forth below as an equity investment.


         C. The parties acknowledge that 5,000 shares of Series A Senior Convertible Preferred Stock have been authorized under the Company's amended articles of incorporation by the filing of a certificate of designation, which was filed with the Florida Secretary of State on or about November ___, 1999 (collectively the "Preferred Stock" or "Series A Preferred Stock") to be issued by the Company to the Pioneer Partnership pursuant to this Investment Agreement.

         E. The Pioneer Partnership desires to finance the Company for such purposes on the terms and conditions set forth below.

         NOW THEREFORE, in consideration of the investment to be made, mutual benefits to be derived hereby and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Pioneer Partnership agree as follows:

                      ARTICLE I. SALE AND TRANSFER OF STOCK

         1.1 Series A Senior Convertible Preferred Stock.

         (a) Upon the terms and subject to the conditions hereinafter set forth, at the closing (as hereinafter defined and set forth), the Company shall issue, sell, transfer and deliver to the Pioneer Partnership an aggregate of two thousand (*2,000*) shares of the Company's Series A Senior Convertible Preferred Stock, $.001 par value (the "Preferred Stock") at the Purchase Price set forth in Section 1.2 hereof; the Preferred Stock shall have the terms and be issued subject to the conditions as set forth herein and in the Certificate of Designation designating the terms of the Series A Preferred Stock filed or to be filed and recorded with the Secretary of State of the State of Florida upon the occurrence of the Closing as set forth below; such amended Certificate of Designation may also be referred to herein as the "Certificate of Incorporation" or the "Articles of Incorporation".

         (b) Upon sale and issuance to the Pioneer Partnership each share of Preferred Stock shall be free and clear of all manner of liens, pledges, encumbrances, charges and claims thereon.

         (c) Certificates evidencing the Preferred Stock shall be delivered by the Company to the Pioneer Partnership within ten (10) days of Closing. Such certificates shall also be accompanied by evidence satisfactory to the Pioneer Partnership of the Company's payment of any applicable transfer and franchise taxes. Said stock will not be issued in a transaction registered with the U.S. Securities and Exchange Commission ("Commission") and shall, therefore, be restricted from resale to the public. The Preferred Stock Certificate shall be in the form annexed hereto as EXHIBIT 1.1.

         1.2 Purchase Price and Payment.

         The Purchase Price for the Preferred Stock to be sold to the Pioneer Partnership pursuant to this Investment Agreement shall be eight hundred seventy-five ($875.00) dollars per share. Upon the occurrence and consummation of the Closing, and in consideration therefor, the Pioneer Partnership shall pay the Company at that Closing, by check or draft, the sum of one million seven hundred fifty thousand ($1,750,000.00) dollars as full consideration for its subscription therefor.

         1.3 Convertible into Common.

         The conversion shall be based upon a price of two ($2.00) dollars per common share (the "Conversion Price"). Each share of Preferred Stock shall be convertible at the option of the holder into four hundred thirty-seven and 50/100 (437.5) shares of the Common Stock of the Company, $.001 par value (the "Common Stock") at any time and from time-to-time. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Preferred Stock will be subject to adjustment in certain circumstances upon any recapitalizations, including but not limited to stock splits, readjustments or reclassifications, to protect against dilution, as set forth in more detail in the Certificate of Incorporation, as amended at the date hereof.

         1.4 Cumulative Dividend. Holders of the Preferred Stock shall also be entitled to an eight (8%) percent cumulative quarterly cash dividend, calculated upon the amount actually invested by the first holder of such preferred stock or $70 per share annually; the dividend shall be payable quarterly in arrears ($17.50 per share) calculated on a 360-day year consisting of twelve 30-day months, and payable immediately out of the assets of the Company legally available therefor. The Preferred Stock dividend shall be paid before any dividend shall be set apart or paid on the Common Stock for such quarter or for any other class of capital stock which has a preference either junior, equal or senior to this Preferred Stock. The Series A Preferred Stock shall be senior to all other classes of capital stock. If less than the full preferential dividend is paid (as a partial payment or if no dividend is paid) to the holders of the Preferred Stock in any quarter, the unpaid amount shall accumulate and be added to the preferential dividends due in any subsequent quarter; such unpaid dividends shall accrue at an increased rate of ten (10%) percent ($87.50 per share annually or $21.875 per share quarterly) and shall be paid first before dividends due in the current quarter are paid. No dividends shall be paid to the holders of the Common Stock or any other classes of stock if any dividends are unpaid on the Preferred Stock. No class of capital stock shall be paid any dividend unless and until all dividends accrued and unpaid are paid on the Preferred Stock are paid in full. The dividends may be paid, in whole or in part, by the issuance of additional shares of Series A Preferred Stock upon the same terms as cash dividends payable hereunder except such shares shall bear an annual dividend rate of eight (8%) percent ($17.50 per share annually or $4.375 per share quarterly). In addition, if there is a Dividend Arrearage, an Additional Dividend shall be paid which shall be calculated using, as one factor, the Liquidation Preference (all as defined in the Certificate of Designation).

         1.5 Liquidation.

         In cases of the voluntary or involuntary liquidation, bankruptcy, receivership, dissolution or winding up of the Company (other than bankruptcies, receiverships, etc. which are dismissed within 120 days of filing of the same), holders of shares of the Preferred Stock shall be entitled to receive a liquidation preference equal to seventy ($70) dollar per share plus interest thereon from the date of issue until redemption or conversion at the rate of eighteen (18%) percent (the "Liquidation Preference"), subject to the Certificate of Designation, and the adjustments herein and therein, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of Common Stock or any other securities of the Company. Neither a consolidation, reorganization or merger of the Company with another corporation nor a sale or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company, provided that all accrued but unpaid dividends on the Preferred Stock will be due and paid upon the occurrence of such event or upon the public offering of the Company's securities.

         1.6 Reservation of Shares; Shares to be Fully Paid. As of the date hereof, the Company has reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, or out of shares of Common Stock held in its treasury, sufficient shares to provide for the conversion of the Preferred Stock. Before taking any action which would cause an adjustment reducing the conversion value below the then par value, if any, of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Company shall promptly take all corporate action which may be necessary in order that the Company may validly and legally issue shares of such Common Stock at such adjusted conversion price. The Company covenants that all shares of Common Stock which may be issued upon conversion of the Preferred Stock will upon issue be fully paid and nonassessable.

         1.7 Anti-Dilution Rights. The holders of the Preferred Stock shall have all of the anti-dilution rights and preemptive rights set forth in the Company's Certificate of Incorporation, as amended by the Certificate of Designation contemporaneously with the execution and delivery of this Agreement.

         1.8 Percentage of Fully Diluted Shares.

(a) The shares of Preferred Stock to be delivered by the Company to the Pioneer Partnership as set forth above shall, if converted, constitute seven and 2165/10000 (7.2165%) percent of the fully diluted issued and outstanding Common Stock of the Company as of the Closing Date, as hereinafter defined, on an equity basis.

(b) The capitalization of the Company is as set forth on EXHIBIT 1.8(B) hereto.

(c) The term "fully diluted" as used in this Agreement shall mean the number of shares of the Common Stock of the Company to be outstanding upon the exercise or conversion of all warrants, options or other securities convertible into the Common Stock of the Company outstanding as of the Closing Date, including the Preferred Stock to be issued on the Closing Date.

         1.9 Voting Rights and Prohibitive Covenants. The Preferred Stock shall have full voting rights and shall be voted together with the Common Stock as one class, and the shares of Preferred Stock shall entitle the holder thereof to the number of votes as if the Preferred Stock had been converted into shares of Common Stock on the appropriate record date. So long as any of the Preferred Stock is outstanding, which, upon its conversion, would result in the Pioneer Partnership owning three (3%) percent or more of the Company's Common Stock, on a fully diluted basis, the Company shall not without the affirmative vote or consent of the holders of a majority of all outstanding shares of the Preferred Stock voting separately as a class (i) amend, alter or repeal any provision of the Certificate of Incorporation, Certificate of Designation, or the bylaws of the Company so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Preferred Stock, (ii) authorize or issue any additional equity securities of the Company or any subsidiaries which would have the effect of reducing the ownership interest of the Pioneer Partnership in the Company below 4.5% other than the issuance of equity securities or debt or other instruments convertible into equity securities (x) for the purpose of raising additional capital, or (y) as a result of an acquisition of another company by the Company or its subsidiaries, however such consent shall not be unreasonably withheld, (iii) approve any merger, consolidation, compulsory share exchange or sale of substantially all of the assets of the Company outside of the ordinary course of business, to which the Company is a party which would have the effect of reducing the ownership interest of the Pioneer Partnership in the Company below 4.5%, however such consent shall not be unreasonably withheld, (iv) repurchase or redeem any equity securities or pay dividends or other distributions on any equity securities, unless all accrued and unpaid dividends on the Preferred Stock have been paid in full, (v) liquidate, dissolve, recapitalize or reorganize the Company which would have the effect of reducing the ownership interest of the Pioneer Partnership in the Company below 4.5%, (vi) guarantee indebtedness, of other persons, directly or indirectly, (vii) effect any fundamental changes in the nature of the Company's business, including but not limited to acquiring or investing in another business entity which shall be in a business unrelated to the business conducted by the Company, and (viii) approve the sale or transfer of intangible or intellectual property, other than the issuance of licenses in the ordinary course of business.

         1.10 Voting Agreements Concerning Directors.

         Effective immediately prior to or concurrently with the Closing, one
(1) nominee of the Pioneer Partnership shall be elected a director of the Company for successive one-year terms. So long as the Pioneer Partnership shall own three (3%) percent or more of the Company's Common Stock directly or through the possible conversion of its Preferred Stock, all on a fully diluted basis, the Company shall nominate and include in the list of candidates for directors recommended by the Board of Directors, and use its best efforts to have elected one nominee of the Pioneer Partnership. In furtherance of the foregoing, Rogers
W. Kirven, Jr. or Daniel Devine, or any trusts, or other entities or affiliates (collectively "Principal Shareholders") holding the voting rights to their shares, shall simultaneously execute and deliver to the Pioneer Partnership a Partnership's Voting and Shareholders Agreement confirming the terms of Sections
1.10 and 6.4 hereof. Should the Pioneer nominee decline to be nominated as elected, any Pioneer Partnership designee shall have the right to attend any and all meetings of the board of directors of the Company, and the Company shall be required to deliver notice to the Pioneer Partnership such designee as if such designee were a director.

         1.11 Transfer Agent. The transfer agent and registrar for all classes of the Company's stock shall be Interwest Transfer Co., Inc., or Continental Stock Transfer Company, Inc.

         1.12 Use of Proceeds. The net proceeds to be received by the Company, after deduction of all applicable expenses of the closing will be approximately $1,680,000, and the gross proceeds shall be used and applied only as follows:


                               USE OF PROCEEDS

USE OF PROCEEDS                                Funds from Pioneer Closing
---------------                                --------------------------
Investment Banking Fee                         $   25,000
PVLP Legal Fees                                $   25,000
PVLP Expenses                                  $    5,000
                                               ----------
PVLP Closing Costs                                                   $   55,000
                                                                     ==========

Company Legal Fees                             $   10,000
Company Expenses                               $    5,000
                                               ----------
Company's Closing Costs                                              $   15,000
                                                                     ----------
Total Closing Costs                                                  $   70,000

Operation Uses

1. Development and marketing of                $1,000,000
   new programs and business

2. Working Capital                             $  660,000

   Total Operations Uses                                             $1,680,000
                                                                     ----------
   TOTAL PROCEEDS:                                                   $1,750,000
                                                                     ==========

         The Company shall expend these funds for the purposes indicated within two years of their receipt. No portion of the gross proceeds will be paid to the Principal Stockholders, officers, directors, or their affiliates or associates. No portion of the net proceeds of the Closing except for working capital may be paid to those persons, directly or indirectly, as consultant fees, advisor fees, officer salaries or director fees or other payments, or to make loans. The Company and its officers and directors shall attest to the affect that for the period six (6) months prior to the closing to the date hereof, there were no material increases in compensation of fees or salaries not disclosed in EXHIBIT 4.28 hereto. No portion of the closing proceeds will be used to pay cash finder's fees nor will the Company issue securities in payment of finder's fees to the Principal Stockholders, officers, directors, or their affiliates or associates, or to anyone else.

         1.13 Additional Matters in Certificate of Designation. Certain other provisions are provided for in the Certificate of Designation, including but not limited to an option on the part of the Company to cause a conversion of the Preferred Stock into Common Stock; a right of first refusal to purchase additional issuances of securities; and a right of redemption in favor of the Company.

                         ARTICLE II. REGISTRATION RIGHTS

         2.1 Demand Registration. The Company agrees that within sixty days of receiving a written request of the Pioneer Partnership or a majority of its direct assigns (the "Holders"), for so long as such Holders in the aggregate, are holders of Preferred Stock and/or Common Stock ("Initiating Holders"), on one (1) occasion, but not prior to July 1, 2000 provided that the Company is a reporting company under the Exchange Act, or has filed a registration statement under the 1933 Act, or such other means by which the Company has then become a "public company" or "goes public" such that it has a class of stock which is publicly traded, but in no event shall such right continue to be suspended after one (1) year from the date of the Closing hereof, shall, at the Company's sole cost and expense, use its reasonable best efforts to cause any or all of the Preferred Stock and/or the underlying securities issuable upon conversion of the Preferred Stock (collectively the "Registrable Securities"), to be the subject of an appropriate Registration Statement, so as to enable the Initiating Holders to publicly offer without restriction such securities. Upon receipt of a written request by the Initiating Holders, the Company will promptly give written notice of the proposed registration to all other Holders and as soon as practicable, use its diligent reasonable best efforts to effect such registration with the Commission (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification filings under applicable state securities (blue sky) laws and appropriate compliance with applicable regulations issued under the 1933 Act). The Company shall file such registration statement pursuant to the Securities Act of 1933, as amended (the "1933 Act") to register the Registrable Securities for resale. The Company shall use its reasonable best efforts to cause such registration statement to become and remain effective (including the taking of such steps as are reasonably necessary to obtain the removal of any stop order) on a timely basis.

         2.2 Piggyback Registration. (A) So long as the Pioneer Partnership or its assigns are the holders of Preferred Stock or Common Stock, if the Company shall register any of its securities for sale pursuant to any appropriate Registration Statement under the 1933 Act, the Company shall be required to offer the Holders the opportunity to register any or all the Registrable Securities, without cost to the Holders thereof (except for the cost of Holders' counsel, which shall be paid by Holders). In connection with these piggy-back registration rights, the Company shall give all of the Holders of such securities notice by certified mail at least thirty (30) business days prior to the filing of such Registration Statement under the Act. The Holders shall then have twenty-five (25) days to elect to include all or a portion of its Registrable Securities for sale in the Registration Statement. (B) The registration requirement shall not apply to a Registration Statement filed by the Company pursuant to Form S-8 or S-4 with the sole and express purpose of registering shares for employees or for stock incentive plans, or any other inappropriate form. (C) If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company will so advise the Holders. In such event, these registration rights shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter selected by the Company. In the event that the lead or managing underwriter in its good faith judgment determines that material adverse market factors require a limitation on the number of shares to be underwritten, the underwriter may limit the number of Registrable Securities. In such event, the Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated PRO RATA among all Holders and other participants in proportion, as nearly as practicable, to the respective amounts of Registrable Securities and other securities which they had requested to be included in such registration statement at the time of filing the registration statement. If any Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter, provided such notice is delivered within thirty (30) days of full disclosure of such terms to such Holder, without thereby affecting the right of such Holder to participate in subsequent offerings hereunder.

         2.3 Registration Covenants. In the case of each registration effected by the Company pursuant to this Article II, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will:

                  (i) Keep such registration effective for a minimum period of 270 days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; PROVIDED, HOWEVER, that in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 270 day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment, permit, in lieu of filing a post-effective amendment which (1) includes any Prospectus required by Section 10(a)(3) of the Securities Act, or (2) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (1) and (2) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement;

                  (ii) Furnish such number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request; and

                  (iii) In connection with any underwritten offering, the Company and the Holders will enter into any underwriting agreement reasonably necessary to effect the offer and sale of Registrable Securities, provided such agreement contains customary underwriting provisions.

         2.4 Blue Sky Registration. The Company will use its reasonable best efforts to register or qualify the Registrable Securities covered by any registration statement under the 1933 Act and under such securities or blue sky laws in such jurisdictions within the United States as the Pioneer Partnership may reasonably request; PROVIDED, HOWEVER, that the Company reserves the right, in its sole discretion, not to register or qualify such shares of Registrable Securities in any jurisdiction in which such shares of Common Stock do not satisfy the requirements of such jurisdiction or in which the Company would be required to qualify as a foreign corporation to do business in such jurisdiction and is not so qualified therein. The Company covenants that notwithstanding the above, that it shall use its reasonable best efforts, at a minimum, to register or qualify the Registrable Securities in the States of Connecticut and New York.

         2.5 Deregistration. In the event the Company has not sold all of the Registrable Securities included in the registration statement prior to the expiration of the 270 day registration period under Section 2.3, the Pioneer Partnership hereby agrees that the Company may deregister by post-effective amendment any Registrable Securities of the Pioneer Partnership covered by the registration statement but not sold on or prior to such date.

         2.6 Post-Effective Amendments. The Company agrees that it will notify the Pioneer Partnership of the filing and effective date of each such post-effective amendment.

         2.7 Right to Delay. The Company shall have the right, after it shall have received written notice pursuant to ss.2.1, to elect not to file or to delay any such proposed registration during the first 180 days following the declaration of effectiveness of a registration statement for the Company's first initial public offering. Further, the Company shall have the one-time right, after it shall have received written notice pursuant to ss.2.1, to elect not to file or to delay any such proposed registration statement by not more than 60 days, or to withdraw the same after the filing but prior to the effective date thereof; such withdrawal shall renew the Demand Registration rights under ss.2.1. In addition, the Company may delay the filing, one time only, of any registration statement requested pursuant to ss.2.1 hereof by not more than 60 days if the Company, prior to the time it would otherwise have been required to file such registration statement, determines in good faith that the filing of the registration statement would require the disclosure of non-public material information that, in its judgment, would be detrimental to the Company if so disclosed or would otherwise adversely affect a financing, acquisition, disposition, merger or other material transaction.

         2.8 Selection of Underwriters. If a Demand Registration pursuant to ss.2.1 hereof involves an underwritten offering, the Company shall have the right to select the investment banker or investment bankers and manager or managers that will serve as the underwriter with respect to the underwritten offering; however the Pioneer Partnership shall have the right to approve the underwriter and such approval shall not be unreasonably withheld or delayed without a material reason stated in writing.

         2.9 Principal Shareholders. For so long as the Pioneer Partnership or its limited partners collectively own at least three (3%) percent of the Company's Common Stock directly or through the possible conversion of the Preferred Stock (other than a Registration Statement filed by the Company pursuant to Form S-3 or S-8 with the express purpose of registering shares for employees pursuant to its stock incentive plans), the Company will not file a registration statement on behalf of any Principal Shareholder (as that term is defined in the Voting and Shareholders Agreement between the Pioneer Partnership and certain shareholders of the Company, dated on or about the date hereof) as selling shareholders without the prior written approval of the Pioneer Partnership. The Pioneer Partnership agrees it will consent to permit the Principal Shareholders to participate in a piggyback registration up to twenty-five (25%) percent of the total number of shares being registered, provided there are no defaults or breaches of this Agreement or the Voting and Shareholders Agreement not cured within thirty (30) days. Further, in the event that any underwriter, in its good faith judgment determines that material adverse market factors require a limitation on the number of shares to be underwritten, then upon written notice the Principal Shareholders shall immediately terminate their participation in the underwritten offering before any other participant is required to reduce their participation level.

         2.10 Transferability of Registration Rights. The registration rights described in ss.2.1 and ss.2.2 are freely transferable by the holders of Registrable Securities to any person to whom such holder transfers its Registrable Securities.

         2.11 Indemnification by Company re: Registration Rights. For a period of three (3) years from the effective date of such registration statement, the Company will indemnify each Holder, each of its officers, directors and partners, and each person controlling such Holder, with respect to which registration, qualification or compliance has been effected pursuant to this
Article II, and each underwriter, if any, and each person who controls any underwriter against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged material untrue statement) of a material fact contained in any prospectus, offering statement, notification or the like incident to any such registration, qualification or compliance, or based on any omission (or alleged material omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers, directors and partners, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, PROVIDED THAT the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein.

         2.12 Indemnification by Holder. Each Holder will, if Registrable Securities or other securities held by him are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify the Company, each of its directors and officers and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of the Securities Act and the rules and regulations thereunder, each other such Holder and each of their officers, directors, and partners, and each person controlling such Holder, for a period of one (1) year from the effective date of such registration statement, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged material untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged material omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein provided.

         2.13 Notice of Indemnity and Defense. Each party entitled to indemnification under this Section (the "Indemnified Party") shall give notice to the party requiring to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnified Party of its obligations under this Article II. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

                         ARTICLE III. CO-SALE PROVISIONS

         3.1 Co-Sale Rights of Participation. Any sale of the capital stock of the Company by any Principal Shareholder will be subject to a participation right of co-sale by the Pioneer Partnership or its assigns on a PRO RATA fully diluted basis as set forth in that certain Voting and Shareholders Agreement dated November 4, 1999 ("Co-Sale").

            ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company makes the following representations and warranties to the Pioneer Partnership each of which shall be deemed material, and the Pioneer Partnership, in executing, delivering and consummating this Agreement, have relied and will rely upon the correctness and completeness of each of such representations and warranties:

         4.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Florida; and is not required to be qualified to transact business as a foreign corporation in any other states or foreign jurisdictions in which its activities require qualification and the failure to be so qualified would have a material adverse effect on the business and operations of the Company; and has all corporate power necessary to engage in the business in which it is presently engaged.

         4.2 Subsidiaries. The Company has no subsidiaries or affiliated entities, nor is it the subsidiary or affiliate of any other corporation or business entity except for (a) Rehabilitation Training Institute, Inc., (b) Academy of Ambulatory Anesthesia Safety, Inc., and, (c) Intelicus, L.C. (collectively "Subsidiaries"), AND (d) there are no affiliates of the Company. The Subsidiaries are all wholly owned by the Company, except that Intelicus is owned 65% by the

Company and 35% by the University of Florida Health Services, Inc.; and the University is presently negotiating the exchange of its holdings in Intelicus for 500,000 shares of stock in the Company. The Subsidiaries and affiliates are entities duly organized and validly existing and in good standing under the laws of the State Florida; are each duly qualified to transact business in its state of incorporation, being all states or foreign jurisdictions or countries in which their respective activities require qualification and the failure to be so qualified would have a material adverse effect on the business and operations of the Company or its Subsidiaries or affiliates; and have all corporate power necessary to engage in the business in which they are presently engaged. The Subsidiaries are controlled by the Company, as such term is governed by ss.20(a) of the 1933 Act. For purposes of this section, the term "Subsidiary" is defined to mean any corporation or other business entity, a majority of whose outstanding voting stock or ownership interests entitled to vote for the election of directors or such other governing body is, at the time, owned by the Company and/or one or more other subsidiaries. The term "affiliate" is defined as that term is defined in the federal securities laws and the regulations of the Commission pursuant to those laws, excluding the term "individuals".

         4.3 Authorization of Agreement. The execution, delivery and performance by the Company of this Investment Agreement and all other documents and instruments contemplated hereby have been duly authorized by all requisite corporate action. A true, correct and valid copy of the Company's Board of Director's resolution(s) authorizing the transactions and securities to be issued hereunder has been delivered to the Pioneer Partnership. Neither the execution and delivery of this Agreement nor compliance by the Company with any of the provisions hereof nor the consummation of the transactions contemplated hereby, will:

                  (a) violate or conflict with any provision of the Certificate of Incorporation or bylaws of the Company or its Subsidiaries or any contract to which the Company or any of its Subsidiaries is bound;

                  (b) violate or, alone or with notice or the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a material default under, the terms of any material agreement or other material document or undertaking, oral or written to which the Company or any of its Subsidiaries is a party or by which it or its properties or assets may be bound (except for such violations, conflicts, breaches or defaults as to which required waivers or consents by other parties have been, or will be obtained, prior to the Closing);

                  (c) result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to the terms of any such agreement or instrument;

                  (d) violate any judgment, order, injunction, decree or award against, or binding upon the Company or any of its Subsidiaries or affiliates or upon their properties or assets; or

                  (e) to the best of the Company's knowledge, violate any law or regulation of any jurisdiction relating to either the Company or any of its respective securities, assets or properties or of any of its Subsidiaries or affiliates in any material manner which could adversely effect the Company.

         4.4 Validity. This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms.

         4.5 Government Approval. To the best of the knowledge of the Company, after diligent inquiry, no registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance of this Investment Agreement or any other document contemplated hereby.

         4.6-A Capitalization of the Company. Immediately prior to filing the Certificate of Designation there will be: (a) twenty-five million (25,000,000) shares of Common Stock, $.001 par value, and (b) five million (5,000,000) shares of Preferred Stock, $0.001 par value, of which five thousand (5,000) shares have been designated as Series A Preferred Stock, $0.001 par value, all as authorized for issuance under the Company's certificate of incorporation, as amended (delivered along with the Company's bylaws to the Pioneer Partnership). Immediately after the filing of the Certificate of
Designation: there will be (i) nine million two hundred fifty thousand (9,250,000) shares of Common Stock issued and outstanding, and (ii) two thousand (2,000) shares of Series A Preferred Stock issued and outstanding, and (iii) there are one million five hundred thousand (1,500,000) options each to purchase one share at an exercise price of $0.75 per share expiring September 1, 2004. At the Closing Date no shares of Common Stock are issuable pursuant to existing agreements and there are no outstanding warrants, options or other securities convertible into the Common Stock of the Company, except as stated above. No other shares of Common Stock or securities are issued or outstanding or committed for issuance except those committed for issuance upon conversion of the Preferred Stock to be issued to the Pioneer Partnership hereunder.

         4.7 Annual Report and the Financial Statements. The Company has heretofore furnished to the Pioneer Partnership copies of (a) Intelicus' audited financial statements for its fiscal year ended December 31, 1998 audited by the accounting firm of BDO Seidman & Company LLP, and (b) the Company's consolidated unaudited interim financial statement for the six months ended June 30, 1999, (hereinafter the financial statements for both the Company and Intelicus shall hereafter be collectively referred to as the "financial statements"). Such financial statements are true, correct and complete in all material respects, and accurately set forth, in all material respects, the financial condition of the Company and/or its Subsidiaries as of their respective dates, and the results of operations for the fiscal periods involved, and were prepared in conformity with generally accepted accounting principles and practices consistently applied and are annexed hereto as EXHIBIT 4.7-A. The financial statements fairly present in all material respects the financial condition and results of operations of the Company and/or its Subsidiaries at the dates thereof and for the periods covered thereby. Except as set forth in such financial statements, the Company and/or its Subsidiaries had, as of December 31, 1998, no material obligation or liability, whether absolute, accrued, contingent or otherwise.

                  (a) The Company and/or its Subsidiaries have good and marketable title to all of its property and assets subject to no mortgage, pledge, lien or other encumbrance except as disclosed in
         EXHIBIT 4.7-B annexed hereto and made a part hereof, except for assets leased or licensed to the Company.

                  (b) To the best of the Company's knowledge, the Company and/or its Subsidiaries had no obligations, liabilities or commitments, contingent or otherwise, of a material nature which were not provided for except as set forth in EXHIBIT 4.7-A and except those incurred in the normal course of business since December 31, 1998.

                  (c) Since December 31, 1998 there has been no materially adverse change in the nature of the business of the Company and/or its Subsidiaries nor in any of their financial condition or property, other than changes in the usual or ordinary course of business, and to the best of the Company's knowledge, the Company has incurred no obligations or liabilities nor made any commitments other than in the usual and ordinary course of business or as disclosed in EXHIBIT 4.7-B.

                  (d) The Company and/or its Subsidiaries are not a party to any employment contract with any officer, director, or stockholder, or to any lease, agreement or other commitment not in the usual and ordinary course of business, nor to any pension, insurance, profit-sharing or bonus plan, except as disclosed in EXHIBIT 4.7-A and EXHIBIT 4.7-B.

         4.8 Patents, Trademarks, Etc. . The Company and/or its Subsidiaries own or possess, without any adverse claims with respect thereto, and without known conflict with the rights of others, except as disclosed in EXHIBIT 4.8, the rights to the patents, trademarks, service marks, trade names, copyrights and licenses listed in EXHIBIT 4.8 hereto and the same constitute all of the patents, trademarks, service marks, service names, copyrights, and licenses necessary, used or useful in the conduct of the business of the Company (collectively the "Patents"); the Company has not applied for or attempted to register any of its Patents as it believes it possesses no patentable content or materials, thus EXHIBIT 4.8 reflects no Patents. The Company protects all technical, trade secret and confidential information developed by and belonging to the Company and/or its Subsidiaries, which has not been patented, by maintenance of secrecy relating thereto, and the Company and/or its Subsidiaries will continue to seek to protect all such information, technology and intellectual property by maintenance of secrecy related thereto.

         4.9 Taxes. To the best of the Company's knowledge the Company and its respective Subsidiaries have filed all applicable federal, state, county and local tax and franchise returns and reports required to be filed by it and has paid (or, as to taxes not currently due and payable, has made adequate provision in accordance with generally accepted accounting principles for the payment of) all income and other taxes, assessments, franchise fees and other governmental charges required by law (including, without limitation, withholding, social security, payroll and similar taxes) and all interest and penalties, if any, thereon and all federal, state, local and other taxes accruable since the filing of such returns have been properly accrued. No adverse proceedings or other actions are pending or have been taken for the assessment or collection of additional taxes of any kind from the Company and/or its Subsidiaries for any period, and to the Company's knowledge, no investigation by the Internal Revenue Service or any taxing authority affecting the Company and/or its Subsidiaries is now pending. All taxes that the Company and/or its Subsidiaries are required by law to withhold or collect have been withheld or collected and have been paid over to the proper governmental authorities or are properly held by the Company for such payment.

         4.10 Approvals. To the best of the knowledge of the Company, after diligent inquiry, no authorization or approval of, or filing with, or compliance with any applicable order, judgment, decree, statute, rule or regulation of, any court or governmental authority, or approval, consent, release or action of any third party, is required in connection with the execution and delivery by the Company of, or the performance or satisfaction of any agreement of the Company contained in or contemplated by, this Agreement, except for claiming an exemption from ss.5 of the Securities Act of 1933 by filing a Form D or otherwise, and by claiming an exemption from registration from applicable Blue Sky laws and any filings required thereunder.

         4.11 Litigation. Except as set forth on EXHIBIT 4.11 hereof, the Company and its

Subsidiaries are not a defendant, nor are they a plaintiff against whom a counter-claim has been asserted in any actions, suits, claims, arbitrations, administrative or other proceedings or governmental investigations seeking $10,000 or more in damages, or any equitable relief, pending or, to the best of their knowledge, threatened against, relating to or affecting the Company and its Subsidiaries, or their respective business, operations or assets, which are not fully covered by insurance, or which question or seek to prevent consummation of the transactions provided for in this Agreement, whether at law or in equity, or before or by any Federal, state, local, foreign or other governmental department, agency or instrumentality, nor to the best of its knowledge is there any basis therefor. The Company and its Subsidiaries are not bound or adversely affected by or in default with respect to any judgment, order, writ, injunction or decree of any court or of any governmental department, agency or instrumentality.

         4.12 Schedule of Documents. The schedule of contracts including a summary in tabular form hereto of all material terms as EXHIBIT 4.12 which lists any and all material (material for purposes of this paragraph only shall mean $50,000) contracts or other material commitments or obligations relating to the Company and its Subsidiaries: (a) to which a Principal Shareholder and/or officer or director of the Company and its Subsidiaries is a party, (b) all leases of real and/or personal property, (c) union collective bargaining, employment, management and consulting agreements to which the Company or any Subsidiary is a party, (d) compensation plans, bonus plans, deferred compensation arrangements, pension and retirement plans, profit sharing plans, stock purchase and stock option plans, (e) loan agreements and notes, (f) options to purchase property, (g) stockholder agreements, and (h) all other material contracts or commitments to which the Company is a party. Except as listed on EXHIBIT 4.12, neither the Company nor any of its Subsidiaries is a party to or bound by any contract or commitment (or group of related contracts or commitments), other than contracts, or agreements in the ordinary course of business; neither the Company nor any of its Subsidiaries are bound by any charter, contractual or other corporate restriction that materially and adversely affect or could affect their respective business, financial condition or prospects, or which restricts its right or ability to operate its business as conducted or proposed to be conducted. On or prior to the date hereof, the Company has delivered to the Pioneer Partnership or a representative thereof, a true and correct copy of each of the documents listed in EXHIBIT 4.12.

         4.13 No Defaults. The Company and its Subsidiaries are not in violation of, breach of or default under, and to the best of the Company's knowledge, no event (including, without limitation, execution of and consummation of the transactions provided for in this Agreement) has occurred which with the passage of time or notice from or action by any party thereto or otherwise could result in a violation of or default under, or give any other person the right to terminate, as the case may be, any indenture, mortgage, security, loan, lease or other material agreement to which the Company and/or its Subsidiaries is a party or by which it is bound or result in the creation, imposition or acceleration of any material lien of any nature in favor of any other person.

         4.14 Lack of Felonies. Within the past 15 years, neither the Company, its Subsidiaries, nor, to the best of the Company's knowledge, any of their respective principals, directors, or executive officers have been convicted of or pled guilty to any felony under the laws of the United States or any state thereof. To best of the Company's knowledge, no criminal arrests, proceedings or actions are pending, nor have any been threatened in the last thirty-six (36) months against any of such persons.

         4.15 No Judgments. There are no judgments, decrees, binding decisions outstanding against the Company or its Subsidiaries which were issued in any legal proceeding of any kind by any court, arbitrator, panel, or other governing or determining authority.

         4.16 Insurance. The Company and/or its Subsidiaries agree to obtain within ninety (90) days of Closing insurance coverages as follows: policies of general aggregate liability (other than products completed operations) insurance with coverage of at least $2,000,000 with a deductible not to exceed $10,000, products completed operations insurance aggregate with coverage of a minimum of $1,000,000, for each occurrence under such policies with coverage of $1,000,000, fire damage insurance with minimum coverage of $50,000, medical insurance with minimum coverage of $5,000, and workers' compensation insurance and extended coverage on its property. There does not exist, nor has there been, any lapse in the coverage under presently effective insurance policies. Such policies are or shall be carried by a reputable and financially stable insurance company and are or shall be sufficient to cover risks as are customarily insured against by similar businesses. The Company represents it shall apply for and obtain adequate insurance to replace a substantial amount of its assets.

         4.17 No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly with the Pioneer Partnership by the Company, without the intervention of any broker, finder, investment banker (except the Pioneer Ventures Corp. and/or Ventures Management Partners LLC), or other third party. Neither the Company nor its Subsidiaries have engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on its or his behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

         4.18 Loans and Liens. Attached hereto as EXHIBIT 4.18 is a complete and accurate list of all secured and unsecured loans to which the Company or its Subsidiaries is a party as a borrower, debtor, guarantor or as a party obligated thereunder and all other financial obligations or judgments to which they are subject. Such schedule sets forth in tabular form the identity of the borrower, lender, any guarantors, the original principal amount, the principal amount due at a current date within 30 days hereof, the current standing of such obligation, the due date, the interest rate, the amount of interest due with in a recent date, and a summary of any material provisions not requested herein.

         4.19 Solvency. The Company has not admitted in writing an inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other laws or of the United States or any other jurisdiction.

         4.20 Registration Rights. Except as provided for herein or as otherwise disclosed in the due diligence material submitted by the Company, the Company is not a party to any agreement or commitment that obligates the Company to register under the Securities Act of 1933, as amended (the "1933 Act"), any of the Company's presently outstanding securities or any of the Company's securities that may hereafter be issued.

         4.21 Compliance with Securities Laws. To the best of the Company's knowledge, the offer, grant, sale, and/or issuance of the Preferred Stock shall not be in violation of the 1933 Act, the Securities Exchange Act of 1934, as amended, (the "Exchange Act") any state securities or "blue sky" laws, or the Company's organization documents such as the certificate of incorporation or bylaws, when offered, sold and issued in accordance with this Agreement.

         4.22 Transfer Restrictions. There are no restrictions on the transfer of capital stock of the Company imposed by its certificate of incorporation, bylaws, other organization documents, any agreement to which the Company is a party (other than those agreements expressly contemplated by this Agreement), any order of any court or any governmental agency to which the Company is subject, or any statute other than those imposed by relevant state and federal securities laws, or is otherwise provided for or disclosed herein.

         4.23 Related Party Transactions. There are no agreements, understandings or proposed transactions between the Company and any of its officers, directors or other "affiliates" (as defined in Rule 405 promulgated under the 1933 Act), except as outlined on EXHIBIT 4.23, or is otherwise provided for or disclosed herein.

         4.24 Miscellaneous. Except as set forth in EXHIBIT 4.12, EXHIBIT 4.7-A or EXHIBIT 4.7-B or the Financial Statements or notes thereto, or is otherwise provided for or disclosed herein, (a) the Company is not a party to or bound by any distribution, sales agency, franchise or similar agreement or understanding that relates to the sale or distribution of its products and services, (b) the Company does not have a sole-source supplier of significant goods and services (other than utilities) with respect to which practical alternative sources are not available on comparable terms and conditions, EXCEPT, as set forth in
EXHIBIT 4.24(B) hereto, (c) there are neither pending, nor threatened, any labor negotiations involving or affecting the Company, and to the best of the Company's knowledge there are no organizing activities involving union representation exists in respect of any of their respective employees, (d) the Company is not bound by any warranties relating to its products or services other than the implied warranties of merchantability and fitness, of its products and (e) there has been no assertion of any breach of product or service warranties that could have a material adverse affect on the business, financial condition or prospects of the Company. Neither the Company nor any of its employees, consultants, officers or directors are prohibited from engaging in any business activity that is currently carried on or contemplated by the Company, by reason of any restrictive covenant or agreement, including but not limited to, a covenant not-to-compete.

         4.25 Certain Specific Representations. The Company hereby represents and warrants that:

                  (a) The investment by the Pioneer Partnership of $1,750,000 ("Investment") to be consummated by the Pioneer Partnership in the Company is NOT opposed by its respective board of directors;

                  (b) The Company is not engaged as a business in real estate investments, and is not a real estate operating company;

                  (c) The Company is not undergoing a bankruptcy liquidation;

                  (d) The securities to be issued upon consummation of the Investment are either exercisable for, or convertible into, equity securities at a pre-determined exercise price or conversion ratio;

                  (e) The Company is NOT offering as an investment or otherwise any uncovered options, or any transaction in which securities are sold short in an uncovered transaction or which would be in violation of
         Section 16(c) of the Securities Exchange Act of 1934, as amended, PROVIDED, HOWEVER, that nothing in this subsection (e) shall prevent the Pioneer Partnership from acquiring options or warrants exercisable for, or other securities convertible into, equity securities or assets at a pre-determined exercise price or conversion ratio;

                  (f) The Company, and its Subsidiaries are NOT domiciled in any country that is, at the time of the closing of the Investment and will ensure that, at the time of the conversion or partial conversion of any of the securities, a participant in an international boycott illegal under United States law or opposed by the United States government;

                  (g) The Company is NOT an investment company registered or required to be registered under the Investment Company Act of 1940, as amended;

                  (h) The Company conducts NO operations in Northern Ireland and will ensure that at the time of the conversion or partial conversion of any of the Preferred Stock that it conducts NO operations in Northern Ireland unless the Company complies with the McBride principles to the satisfaction of the Pioneer Partnership. The McBride principles consist of, but are not limited to, the following:

                           1) increasing the representation of individuals from
                  under-represented religious groups in the workforce, including managerial, supervisory, administrative, clerical and technical jobs;

                           2) providing adequate security for the protection of
                  minority employees at the workplace and while traveling to and from work;

                           3) banning provocative religious or political emblems
                  from the workplace;

                           4) publicly advertising all job openings and making
                  special recruitment efforts to attract applicants from under-represented religious groups;

                           5) layoff, recall and termination procedures which do
                  not in practice favor particular religious groupings;

                           6) abolishing job reservations; apprenticeship
                  restrictions and differential employment criteria, which discriminate on the basis of religion or ethnic origin;

                           7) developing training programs that will prepare
                  substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade and improve the skills of minority employees;

                           8) establishing procedures to assess, identify and
                  actively recruit minority employees with potential for further advancement; and

                           9) appointing a senior management staff member to
                  oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

         For purposes of this ss.4.25, a corporation will be considered to be "conducting operations in Northern Ireland" if it has facilities and employees in Northern Ireland, either directly or through one or more subsidiaries;

                  (i) The Company is NOT and shall NOT be engaged in any form of business in Iran which could be considered contrary to the foreign policy or national interests of the United States;

                  (j) The Company, if it is an entity organized outside of the United States, covenants that it shall obtain, on or before closing, a written opinion of counsel, which counsel and opinion letter shall be acceptable to the Pioneer Partnership and its Investor Committee, to the effect that as a result of the investment in the Company by the Pioneer Partnership neither the limited partners, the general partner nor the Pioneer Partnership will be liable, either directly or indirectly, for any claim, obligation, or liability of the Company; and

                  (k) The Company covenants it shall obtain a written opinion of counsel or attorney confirmation letter, which counsel and opinion letter shall be acceptable to the Pioneer Partnership, to confirm the representations within this ss.4.25 and the legality thereof.

         4.26 Use of Proceeds. The Company represents it shall use and apply the proceeds from the stock purchase only for such purposes and in the amounts substantially as set forth in Section 1.12 hereof. Deviations greater than $25,000 in each case (except closing costs which shall be as set forth in ss.1.12) or $100,000 in the aggregate shall require the prior written consent of the Pioneer Partnership.

         4.27 Intentionally Omitted.

         4.28 Wages and Salary. As of the Closing Date the level of wages, salaries and fees payable to the officers and directors of the Company is set forth in EXHIBIT 4.28 hereto.

         4.29 Complete Disclosure. No representation, warranty or statement, written or oral, made by the Company in this Agreement or in any schedule, exhibit, certificate or other document furnished or to be furnished to the Pioneer Partnership, including any and all documents filed with the Commission within the past 12 months, pursuant hereto or otherwise, in connection with the transactions contemplated hereby, has contained, contains or will contain at the closing date any untrue statement of a material fact or has omitted, omits or will omit at the closing date a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Without limiting the generality of the foregoing, the Company is current in all filings required under the Exchange Act.

      ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE PIONEER PARTNERSHIP

         The Pioneer Partnership represents and warrants as follows:

         5.1 Organization. The Pioneer Partnership is a limited partnership duly organized and validly existing under the laws of the State of Connecticut.

         5.2 No Breach. The execution and delivery of this Agreement by the Pioneer Partnership and the consummation of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, or award against, or binding upon, the Pioneer Partnership or upon its properties or assets.

         5.3 Authority for and Binding Nature of Agreement. This Agreement and the documents delivered pursuant hereto have been authorized, duly executed and delivered by the Pioneer Partnership are valid and binding upon it in accordance with its terms.

         5.4 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly with the Company by the Pioneer Partnership without the intervention of any broker, finder, investment banker (except Pioneer Ventures Corp. and/or Ventures Management Partners LLC), or other third party. The Pioneer Partnership has not engaged, consented to, or authorized any broker, finder, investment banker (except Pioneer Ventures Corp.), or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

         5.5 Securities Laws Matters.

         (a) The Pioneer Partnership recognizes and understands that the Preferred and Common Stock into which the Preferred Stock is convertible to be issued to the Pioneer Partnership pursuant to this Agreement (collectively, the "securities") will not be registered under the 1933 Act, or under the securities laws of any state (the "securities laws"). The securities are not being so registered in reliance upon exemptions from the 1933 Act and the securities laws which are predicated, in part, on the representations, warranties and agreements of the Pioneer Partnership contained herein.

         (b) The Pioneer Partnership represents and warrants that (i) the securities to be acquired by the Pioneer Partnership in connection with this Agreement will be acquired solely for investment and not with a view toward resale or redistribution in violation of the securities laws, and (ii) the Pioneer Partnership is an "accredited investor" within the meaning of Regulation D promulgated by the Securities and Exchange Commission (the "Commission") pursuant to the 1933 Act. The

Pioneer Partnership understands that none of the Company or its subsidiaries or affiliates is under any obligation to file a registration statement or to take any other action under the securities laws with respect to any such securities except as expressly set forth in Article II hereof.

         (c) The Pioneer Partnership is aware (i) of the circumstances under which the Pioneer Partnership is required to hold the securities, (ii) of the limitations on the transfer or disposition of the securities, (iii) that the securities must be held indefinitely unless the transfer thereof is registered under the securities laws or an exemption from registration is available and
(iv) that no exemption from registration is likely to become available for at least one year from the date of acquisition of the securities. The Pioneer Partnership is aware of the provisions of Rules 144 and 145 as promulgated by the Commission under the 1933 Act. The Pioneer Partnership acknowledges that the Company is relying upon the truth and accuracy of the representations and warranties in this Section 5.5 by the Pioneer Partnership in consummating the transactions contemplated by this Agreement without registering the securities under the securities laws.

         (d) The Pioneer Partnership has been furnished with a summary description of the terms of the securities and the Company has made available to the Pioneer Partnership the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain additional information which they possess or could reasonably acquire for the purpose of verifying the accuracy of information furnished to the Pioneer Partnership as set forth herein or for the purpose of considering the transactions contemplated hereby.

         (e) The Pioneer Partnership agrees that the certificates representing the securities to be acquired pursuant to this Agreement will be imprinted with the following legend, the terms of which are specifically agreed to:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. NEITHER THE SHARES NOR ANY INTEREST

         THEREIN MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COUNSEL FOR THIS CORPORATION, IS AVAILABLE.

The Pioneer Partnership understands and agrees that appropriate stop transfer notations will be placed in the records of the Company and with its transfer agent in respect of the securities which are to be issued to the Pioneer Partnership. The Company agrees that Kenneth B. Lerman, Esquire is acceptable counsel for purposes of rendering an opinion of counsel as to the transfer of securities.

         5.6 Additional Matters. The Pioneer Partnership agrees that neither the Pioneer Partnership nor any other holder of any shares of Series A Preferred Stock shall convert or sell any shares of the Common Stock or otherwise engage in short-selling efforts during the 90 days prior to the Closing Date. The Pioneer Partnership agrees that it shall not directly engage in short-selling efforts in the Company's securities for so long as it holds the Preferred Stock.

                              ARTICLE VI. COVENANTS

         The Company hereby warranties and covenants that:

         6.1 Financial. Except as disclosed in EXHIBIT 6.1, since December 31, 1998 or except as contemplated or disclosed in this Agreement, the Company shall not have (i) paid or declared any dividends on, or made any distributions in respect of, or issued, purchased or redeemed, any of the outstanding shares of its capital stock, or (ii) made or authorized any changes in its Certificate of Incorporation, except as reflected in the Certificate of Designation, or in any amendment thereto or in its bylaws, except as required in the Voting Agreement except as disclosed herein, or (iii) made any commitments or disbursements or incurred any obligations or liabilities of a substantial nature and which are not in the usual and ordinary course of business, or (iv) mortgaged or pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible, or (v) sold, leased, or transferred or contracted to sell, lease or transfer any assets, tangible or intangible or entered into any other transactions, except in the usual and ordinary course of business, or (vi) made any loan or advance to any stockholder, officer or director of the Company or to any other person, firm, or corporation, or (vii) made any material change in any existing employment agreement or increased the compensation payable or made any arrangement for the payment of any bonus to any officer, director, employee or agent, except as set forth in EXHIBIT 4.28 hereof. The Compensation Committee may make reasonable adjustments to compensation arrangements as it deems appropriate.

         6.2 Access. For so long as either the Pioneer Partnership and/or its assigns or partners own three (3%) percent or more of the Company's Common Stock directly or through the possible conversion of its Preferred Stock all on a fully diluted basis, the Company shall afford, at its sole cost and expense, to the officers, attorneys, accountants and other authorized representatives of the Pioneer Partnership and/or its assigns free and full access, during regular business hours and upon reasonable prior written notice, to the books, records, personnel, accountants, attorneys, and properties of the Company so that the Pioneer Partnership may have full opportunity to make such review, examination and investigation as it may desire of its respective business and affairs; the Pioneer Partnership acknowledges that the Company shall have the right to require the prior execution of a reasonable confidentiality agreement by such individual in such individual's own name or in the name of the agent who is conducting such review, examination or investigation; however, such individual or agent is hereby authorized to share such information with the Pioneer Partnership, provided that the purpose for the review, examination or investigation is not adverse to the operations of the Company or adverse to the Pioneer Partnership's rights as a shareholder. The Company will cause its employees, accountants, and attorneys to cooperate fully with said review, examination and investigation and to make full disclosure to the Pioneer Partnership of all material facts affecting its financial condition and business operation. Nothing herein shall limit the rights of the Pioneer Partnership and/or its assigns which are available under or granted by applicable statutes with respect to access, review, examination and investigations. Interference with said rights or delay in accommodating such rights by the Company shall be an event of Default of the terms of the Preferred Stock.

         6.3 Books of Record and Account. (A) The Company shall maintain at all times proper books of record and account in accordance with generally accepted accounting principles ("GAAP"), consistently applied. For so long as either the Pioneer Partnership or its limited partners and/or its assigns own three (3%) percent or more of the Company's Common Stock directly or through the possible conversion of its Preferred Stock all on a fully diluted basis, it will permit any of the Pioneer Partnership's officers or any of their authorized representatives or accountants to visit, upon reasonable prior written notice, and inspect offices and properties, examine its books of account and other records, and discuss its affairs, finances and accounts with its appropriate officers, accountants and auditors, all at such reasonable times and reasonable frequency as the Pioneer Partnership may request; the Pioneer Partnership acknowledges that the Company shall have the right to require the prior execution of a reasonable confidentiality agreement by such individual in such individual's own name or in the name of the agent who is conducting such examination; however, such individual or agent is hereby authorized to share such information with the Pioneer Partnership, provided that the purpose for the examination is not adverse to the operations of the Company or adverse to the Pioneer Partnership's rights as a shareholder. (B) In addition, the Pioneer Partnership shall be provided with copies of quarterly and annual financial statements no later than 45 days after the end of each fiscal quarter and 90 days after the end of each fiscal year. The financial statements shall consist of balance sheets, statements of operations, statements of cash flows, statements of changes in stockholders equity and notes thereto all prepared in accordance with GAAP. The annual financial statements shall be audited in accordance with GAAP by a nationally reputable accounting firm. (C) Interference with said rights or delay in accommodating such rights by the Company shall be an event of Default of the terms of the Preferred Stock.

         6.4 Membership on Board. The Company's bylaws shall provide for a maximum of seven (7) person Board of Directors. Promptly upon the Closing Date and for so long as the Pioneer Partnership or its limited partners and/or its assigns collectively own at least three (3%) percent of the Company's Common Stock directly or through the possible conversion of

Preferred Stock, the Company's principal stockholders shall cause one (1) designee from the Pioneer Partnership to be nominated and elected to serve as directors of the Company. These designations are subject to the Pioneer Partnership's rights set forth in Section 1.10(b) hereof. Except as provided for herein, additional membership on the Board shall require majority approval of the remaining members of the Board of Directors or election at a meeting of shareholders. At the next meeting of the Board of Directors, a Compensation Committee of the Board shall be established. For so long as the Pioneer Partnership or its limited partners and/or its assigns collectively own at least three (3%) percent of the Company's Common Stock directly or through the possible conversion of Preferred Stock, the Compensation Committee shall consist of three directors; a designee of the Pioneer Partnership, a designee of the Principal Stockholders, and one other person selected by the Board. The Compensation Committee shall be maintained to consider and recommend to the Board of Directors matters concerning the compensation of executives and employee awards of stock options and other incentive compensation.

         6.5 Future Issuances; Stock Option Plan and Compensation. A. The Company currently has a stock option incentive plan covering 1,500,000 shares of common stock with an exercise price of $0.75 per share in order to have the ability to incentivize its key employees, future employees and others; this incentive plan is approved by the Pioneer Partnership. B. The Company agrees that it shall not authorize or approve any additional stock incentive programs or employee or management options during the next twenty-four (24) months except an employee/management stock incentive plan which shall not exceed 1,000,000 shares of Common Stock issuable under such plan at a price per share which shall not be below the market price at the time of grant; this restriction ss.6.5.B. shall no longer be effective if the Pioneer Partnership has converted its Preferred Stock, and shall not prohibit the issuance of options at market value for other purposes. C. Base compensation to the officers and directors of both the Company shall not increase above the levels and standards set forth in
EXHIBIT 4.28 by more than ten (10%) percent in any fiscal year for so long as the Pioneer Partnership owns at least three (3%) percent of the Company's Common Stock directly or through the possible conversion of Preferred Stock, without the written consent of the Pioneer Partnership.

         6.6 Rule 144 Compliance. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the shares to the public without registration, at all times after ninety (90) days after any registration statement covering a public offering of securities of the Company under the 1933 Act shall have become effective, or at all times after the Company has a class of Securities registered under the Exchange Act, the Company agrees to use its reasonable best efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the 1933 Act; (ii) use its reasonable best efforts to file with the Commission (as hereinafter defined) in a timely manner all reports and other documents required of the Company under the 1933 Act and the Exchange Act of 1934; (iii) furnish to each holder of Registrable Securities forthwith upon request, a written statement by the Company as to the Company's compliance with the reporting requirements of Rule 144 and of the 1933 Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any Registrable Securities without registration; and (iv) use the Company's reasonable best efforts to satisfy the requirements of all such rules and regulations (including the requirements for current public information, registration under the Exchange Act and timely reporting to the Commission) at the earliest possible date after its first registered public offering.

         6.7 Undertaking to Register its Securities. The Company undertakes to use its reasonable best efforts within one (1) year of the Closing to register its Common Stock under the Securities Act of 1933 in an underwritten public offering, or otherwise cause a free trading public market for the Common Stock to commence.

         6.8 Undertaking to File 34 Act Filings; and be Listed on NASDAQ. (a) The Company undertakes to register in its Common Stock under the Securities Exchange Act of 1934, and thereafter to file its proxy statements, its annual reports on Form 10-KSB and its quarterly reports on Form 10-QSB, or on such other appropriate forms, with the SEC for so long as the Pioneer Partnership owns the Preferred Stock and/or Common Stock obtained through conversion of the Preferred Stock. (b) The Company undertakes, once it so qualifies, to use its reasonable best efforts to become listed on the NASDAQ Small Cap market, and once it so qualifies, to use its reasonable best efforts to maintain such listing for so long as the Pioneer Partnership holds any Preferred Stock, or Common Stock obtained through conversion of the Preferred Stock. Once the Company qualifies, the Company undertakes to apply to be listed on the NASDAQ National Market System or such other national stock exchange. The Company shall take all reasonable action to maintain such listing after it is so approved and listed.

         6.9 Confidentiality/Non-compete Agreements. On a post-closing basis, the Company covenants and warranties that it shall use its reasonable best efforts to institute a confidentiality and non-competition agreement program with: (A) its major suppliers, subcontractors, vendors and affiliates, as applicable and appropriate; the Company shall use its reasonable best efforts to enter into confidentiality and non-competition agreements with those companies which have access to the ingredient formulas or recipes, customer lists, proprietary technology or information of the Company, or such other information or material which good prudence suggests be so protected; and (B) its employees, officers, directors, and consultants, as applicable and appropriate.

         6.10 No Breach. The Company will (i) use its reasonable best efforts to assure that all of its representations and warranties contained herein are true in all material respects as of the Closing as if repeated at and as of such time, and that no material breach or default shall occur with respect to any of its covenants, representations or warranties contained herein that has not been cured by the Closing; (ii) not voluntarily take any action or do anything which will cause a breach of or default respecting such covenants, representations or warranties; and (iii) promptly notify the Pioneer Partnership of any event or fact which represents, or is likely to cause such a breach or default.

             ARTICLE VII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                        THE PIONEER PARTNERSHIP TO CLOSE

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PIONEER PARTNERSHIP TO CLOSE. The obligation of the Pioneer Partnership to enter into and complete the Closing is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any one or more of which may be waived by the Pioneer Partnership (except when the fulfillment of such condition is a requirement of law), as well as the satisfactory completion (in the sole opinion of the Pioneer Partnership) of (i) an audit or review of the books, records and accounts of the Company, and (ii) legal and other due diligence.

         7.1 Representations and Warranties. All representations and warranties of the Company contained in this Agreement and in any written statement, exhibit, certificate, schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as at the Closing Date, as if made at the Closing and as of the Closing Date.

         7.2 Covenants. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each of them prior to or at the Closing.

         7.3 No Actions. No action, suit, proceeding or investigation shall have been instituted, and be continuing before a court or before or by a governmental body or agency, or shall have been threatened and be unresolved, to restrain or to prevent or to obtain damages in respect of, the carrying out of the transactions contemplated hereby, or which might materially affect the right of the Pioneer Partnership to own the Company's Stock or the Company or to operate or control the assets, properties and business after the Closing Date, or which might have a materially adverse effect thereon.

         7.4 Consents, Licenses and Permits. The Company shall have obtained all consents, licenses and permits of third parties necessary for the performance of its obligations under this Agreement, and such other consents, if any, to prevent (i) agreements of the Company from terminating, the termination of which, in the aggregate, would have a material adverse effect on the business, financial condition or assets of the Company, or (ii) any material indebtedness of the Company from becoming due or being subject to becoming due with the passage of time or on notice as a result of the performance of this Agreement, any other provision of this Agreement to the contrary notwithstanding. The Company shall have obtained, and delivered to the Pioneer Partnership, all consents or waivers with respect to preemptive rights and/or rights of first refusal such that the Preferred Stock may be validly and lawfully issued without encumbrance.

         7.5 Certificate. The Pioneer Partnership shall have received a certificate in the form satisfactory to its counsel, dated the Closing Date, signed by an authorized representative of the Company, confirming the substance and effect of the representations and warranties set forth in Article IV hereto, and as to the satisfaction of the conditions contained in sections 7.1 and 7.2.

         7.6 Legal Opinion. (A) The Pioneer Partnership shall have received the written opinion of the Company's counsel, and the written opinion of the Company's counsel, each dated the Closing Date, in form and substance satisfactory to the Pioneer Partnership and its counsel, confirming the substance and effect of certain of the representations and warranties set forth in Article II hereto, that this Agreement is the valid and binding obligation of the Company, enforceable in accordance with its terms, and as to such other matters as the Pioneer Partnership may request. (B) The Pioneer Partnership shall have received the written opinion of the Company's counsel, and the written opinion of the Company's counsel, each dated the Closing Date, in form and substance satisfactory to the Pioneer Partnership and its counsel, confirming the substance and effect of certain of the representations and warranties set forth in the Voting and Shareholders Agreement thereto, that the Voting and Shareholders Agreement is the valid and binding obligation of the Principal Shareholders and on the Company, enforceable in accordance with its terms, and as to such other matters as the Pioneer Partnership may request.

         7.7 No Material Adverse Change. There shall have been no materially adverse change at the Closing Date in the business, assets, and properties, financial status or prospects of the Company from December 31, 1998, except as disclosed in EXHIBIT 7.7 hereof.

         7.8 Agreements with Principals. The Company shall have received and presented to the Pioneer Partnership agreements, in a form satisfactory to the Pioneer Partnership, from all officers, directors and the Principal Shareholders of the Company containing the substantive provisions of this Agreement with respect to co-sale rights, voting agreement as to Board membership, restricted stock and restricted transfer provisions as well as customary and satisfactory non-competition agreements between the Company and its officers and key employees. Reference is hereby made to (i) a certain Voting and Shareholders Agreement between (a) the Principal Shareholders and, (b) the Pioneer Partnership, of even date. Any amendment, renewal or extension to said agreements shall require the written consent of the Pioneer Partnership. Further, any shares which are acquired as a result of such agreements or are subject to a proxy or voting agreement shall otherwise be subject to the substantive provisions of this Agreement with respect to anti-dilution rights, voting agreement as to Board membership, restricted stock and co-sale provisions.

         7.9 Key Person Insurance. The Company shall apply within thirty (30) days of the date of this Agreement for Key-Person term life insurance, from a licensed and reputable insurance company in the minimum face amount of $1,000,000, insuring the life of Rogers Kirven. The Company shall be the designated beneficiary. Renewal of the policies after the first term shall be at the discretion of the Company's Board of Directors.

         7.10 Patents. All of the officers, directors, principals and the affiliates of the Company shall have assigned and transferred all of the Patents, if any, to the Company.

         7.11 Approval of Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters shall have been approved as to form and substance by the Pioneer Partnership's counsel, which approval shall not be unreasonably withheld or delayed.

         7.12 Consents, Licenses and Permits. The Company, shall have obtained all consents, licenses and permits of third parties necessary for the performance of its obligations under this Agreement, and such other consents, if any, to prevent (i) agreements of the Company from terminating, the termination of which, in the aggregate, would have a material adverse effect on the business, financial condition or assets of the Company or (ii) any material indebtedness of the Company from becoming due or being subject to becoming due with the passage of time or on notice as a result of the performance of this Agreement, any other provision of this

Agreement to the contrary notwithstanding. The Company shall have obtained, and delivered to the Pioneer Partnership, all consents or waivers with respect to preemptive rights and/or rights of first refusal such that the Preferred Stock may be validly and lawfully issued without encumbrance.

         7.13 Additional Documents. The Company shall have delivered all such other certificates and documents as the Pioneer Partnership or their counsel may have reasonably requested.

            ARTICLE VIII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                              THE COMPANY TO CLOSE

         CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY TO CLOSE. The obligation of the Company to enter into and complete the Closing is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any one or more of which may be waived by the Company (except when the fulfillment of such condition is a requirement of law).

         8.1 Representations and Warranties. All representations and warranties of the Pioneer Partnership contained in this Agreement and in any written statement, exhibit, certificate, schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as at the Closing Date, as if made at the Closing and as of the Closing Date.

         8.2 Covenants. The Pioneer Partnership shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

         8.3 No Actions. No action, suit, proceeding, or investigation shall have been instituted, and be continuing before a court or before a governmental body or agency, or have been threatened and be unresolved, to restrain or prevent, or obtain damages in respect of, the carrying out of the transactions contemplated hereby.

         8.4 Additional Documents. The Pioneer Partnership shall have delivered all such other certificates and documents as the Company or its counsel may have reasonably requested.

         8.5 Approval of Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto, and all other related legal matters, shall have been approved as to form and substance by Company's counsel, which approval shall not be unreasonably withheld or delayed.

                               ARTICLE IX. CLOSING

         9.1 Location. The Closing provided for herein (the "Closing") shall occur the offices of the Pioneer Partnership or at such place and upon such date as the Company and the Pioneer Partnership mutually agree.

         9.2 Items to be Delivered by the Company. At the Closing, the Company will deliver or cause to be delivered to the Pioneer Partnership:

                  (a) duly executed Investment Agreement;

                  (b) duly executed Voting and Shareholders Agreement;

                  (c) duly executed approving resolutions;

                  (d) duly executed and recorded Certificate of Designation;

                  (e) validly issued original certificates representing the Preferred Stock in accordance with Article I hereof which shall be delivered no later than ten (10) days after the Closing.

                  (f) the certificates required by section 7.5 hereof;

                  (g) the opinion of the Company's counsel, as required by
         section 7.6 hereof;

                  (h) the agreements required by section 7.8 hereof;

                  (i) the insurance binder and paid receipt required by section
         7.9 hereof;

                  (j) Separate checks for $35,000 and $5,000 payable to Ventures Management Partners LLC (the General Partner of the Pioneer Partnership) as required by sections 11.1, 11.2, and 11.4 hereof, less any amounts paid thereunder;

                  (k) a check for $35,000, plus out-of-pocket expenses incurred, payable to Kenneth B. Lerman, Esquire as required by section 11.3 hereof, less any amounts paid thereunder;

                  (l) such other certified resolutions, exhibits, instruments, documents and certificates as are required to be delivered by the Company pursuant to the provisions of this Agreement and pursuant to the checklists presented by the Pioneer Partnership or its counsel.

         9.3 Items to be Delivered by the Pioneer Partnership. At the Closing, the Pioneer Partnership will deliver or cause to be delivered to the Company:

                  (a) a check or checks in the aggregate amount of one million seven hundred fifty thousand hundred ($1,750,000) dollars, as specified in Article I hereof; and

          ARTICLE X. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; FEES

         10.1 Survival. The parties hereto agree that their respective representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing for a period of three (3) years.

         10.2 Indemnification. The Company agrees to save, defend and indemnify the Pioneer Partnership and its limited and general partners and their respective officers, directors, managing members and the agents, as well as the attorneys, accountants, or other representatives of such parties (jointly or severally "indemnified parties") against, and hold them harmless from any and all liabilities, of every kind, nature and description, fixed or contingent (including, without limitation, reasonable counsel fees, expert witness fees, and expenses in connection with any action, claim or proceeding relating to such liabilities) arising out of a material breach (a "material breach" shall be any breach with a potential liability in excess of $50,000) of any of the representations and warranties contained herein and/or any material transaction or event commencing or occurring on or prior to the Closing Date, which is not fully disclosed or provided for in EXHIBIT 4.7-A, EXHIBIT 4.7-B, this Agreement or the several exhibits hereto, including, without limitation, any tax liabilities as of the date of the Financial Statements to the extent not so reflected or reserved against in the Balance Sheet.

         10.3 Defense of Claims. The Pioneer Partnership agrees to notify the Company with reasonable promptness of any claim asserted against them in respect of which the Company may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof. The Company shall have the right to defend any such claim(s) at its own expense and with counsel of its choice; provided that the Pioneer Partnership may participate in such defense, if it so chooses, with its own counsel and at its expense. The Company agrees that if any of the representations and warranties made by it in this Agreement shall be finally determined not to have been true, correct or complete when made, then the Company shall pay to the Pioneer Partnership at the time of such final determination an amount sufficient to indemnify the Pioneer Partnership and the other indemnified parties hereto to the full extent of its losses and expenses sustained by reason thereof, including attorneys, accountants, expert witnesses, and other professional fees and expenses.

         10.4 Rights without Prejudice. The rights of the Pioneer Partnership under this Article are without prejudice to any other rights or remedies that it may have by reason of this Agreement or as otherwise provided by law.

                                ARTICLE XI. FEES

         11.1 Investment Banking Fees. The Company shall pay an investment banking fee of $35,000 to the General Partner of the Limited Partnership (Ventures Management Partners LLC) concurrently with its execution and delivery of the this Agreement. The General Partner of the Pioneer Partnership hereby acknowledges receipt from the Company of a check in the amount of $10,000 in payment of the commitment fee and expenses set forth in this Section 11.1.

         11.2 Expenses. The Company shall promptly pay and reimburse the General Partner of the Pioneer Partnership a non-accountable expense allowance of $5,000 for its out-of-pocket expenses incurred in connection with visits to the Company's facilities and other costs and expenses in connection with its due diligence investigation of the Company.

         11.3 Legal Fees. The Company shall pay at the Closing the attorneys fees and out-of-pocket expenses of counsel for the Pioneer Partnership in connection with the transactions contemplated hereby; such attorneys fees shall equal $35,000 plus out-of-pocket expenses which shall not exceed $5,000. It is acknowledged that $10,000 has been paid prior to Closing. In addition, the Company shall pay its own counsel's fees and all of the expenses of the closing, including all search fees, filing fees, governmental certification fees, third party investigation or other due diligence fees for reports, filings or certifications requested by the Pioneer Partnership to effect the closing.

         11.4 Accounting Fees. Intentionally omitted.

         11.5 Break-Up Fee. At any time prior to the funding of the investment, the Company may terminate this Agreement by written notice without any obligation or liability other than to forfeit the pre-payment of $10,000 paid as a commitment fee to the General Partner of the Pioneer Partnership along with the legal fee paid as then recharacterized as the non-refundable Break-up fee.

                       ARTICLE XII. TERMINATION AND WAIVER

         12.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions provided for herein abandoned at any time prior to the Closing Date:

                  (a) by mutual consent of the Pioneer Partnership and the Company;

                  (b) by the Pioneer Partnership if any of the conditions set forth in Article VII and Sections 1.12 and 1.13 hereof, in its sole opinion, shall not have been fulfilled on or prior to closing, or shall become incapable of fulfillment, and shall not have been waived;

                  (c) by the Company if any of the conditions set forth in
         Article VIII hereof shall not have been fulfilled on or prior to Closing, or shall have become incapable of fulfillment, and shall not have been waived;

                  (d) by any party if any material legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated by this Agreement

In the event that this Agreement is terminated as described above, this Agreement shall be void and of no force and effect, without any liability or obligation on the part of any of the parties hereto, except the provisions of
Section 11.5 hereof.

         12.2 Waiver. Any condition to the performance of the Company or of the Pioneer Partnership which legally may be waived on or prior to the Closing Date may be waived at any time by the party entitled to the benefit thereof by action taken or authorized by an instrument in writing executed by the relevant party or parties. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Agreement as a condition to such party's obligations hereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any other term, covenant, representation or warranty of this Agreement.

                     ARTICLE XIII. MISCELLANEOUS PROVISIONS

         13.1 Expenses. Except as set forth in Article XI, each of the parties hereto shall bear its own expenses in connection herewith.

         13.2 Modification, Termination or Waiver. This Agreement may be amended, modified, superseded or terminated, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.

         13.3 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, or if mailed, five (5) days after the date of mailing, as follows:

If to the Pioneer Partnership, to:              Copies to:

PIONEER VENTURES ASSOCIATES                     Kenneth B. Lerman, Esquire
  LIMITED PARTNERSHIP                           KENNETH B. LERMAN, P.C.
651 Day Hill Road                               651 Day Hill Road
P.O. Box 40                                     Windsor, Connecticut 06095-0040
Windsor, Connecticut 06095

Attention:     John F. Ferraro, Director

If to the Company, to:

Office of the President
COMPASS KNOWLEDGE GROUP, INC.
2710 Rew Circle, Suite 100
Ocoee, Florida 34761

Attention: Mr. Rogers W. Kirven, Jr., Chairman

The parties may change the persons and addresses to which the notices or other communications are to be sent to it by giving written notice of any such change in the manner provided herein for giving notice.

         13.4 Binding Effect and Assignment.

         This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. No assignment of any rights or delegation of any obligations provided for herein may be made by any party without the express written consent of the other party.

         13.5 Entire Agreement. This Agreement contains the entire Agreement between the parties with respect to the subject matter hereof.

         13.6 Calendar Days. All references to "days" in this agreement with respect to the amount of time allocated for notices, performance or other periods shall mean calendar days, unless otherwise specified.

         13.7 Exhibits. All Exhibits annexed hereto and the documents and instruments referred to herein or required to be delivered simultaneously herewith or at the Closing are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any such Exhibits, documents or instruments shall be deemed to refer to and include all such Exhibits, documents and instruments. Any execution of this Agreement is subject to the receipt of current and complete exhibits.

         13.8 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Florida.

         13.9 Consent to Jurisdiction. The parties hereto consent to jurisdiction of the Courts of the State of Connecticut and to the U.S. District Court in the District of Connecticut.

         13.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

         13.11 Section Headings. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

         13.12 Gender. Whenever the content of this Agreement permits, the masculine, neuter or third person genders shall include the feminine, third person and neuter genders, and reference to singular or plural shall be interchangeable with the other.

         13.13 Use of Term "Pioneer Partnership". Notwithstanding any provision of this Agreement to the contrary, included in the definition and meaning of the "Pioneer Partnership" shall be any one or more parallel limited partnerships which have been or shall be organized by Ventures Management Partners LLC as the general partner to invest in parallel with Pioneer Ventures Associates Limited Partnership on the same economic terms and PRO RATA based upon their aggregate subscriptions. The limited partners of Pioneer Ventures Associates Limited Partnership and the parallel partnerships shall be referred to herein as the "limited partners".


         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.
                          THE SIGNATURE PAGE FOLLOWS.]

         WITNESS the execution of this Agreement as of the date first above written.

BY THE PIONEER PARTNERSHIP:

PIONEER VENTURES ASSOCIATES LIMITED PARTNERSHIP


By: VENTURES MANAGEMENT PARTNERS LLC
         its General Partner


By:      Pioneer Ventures Corp.the
         Its Managing Member



By:
   -----------------------------------
   John F. Ferraro
   a Director of the Managing Member


                                 BY THE COMPANY:

                                           COMPASS KNOWLEDGE GROUP, INC.



                                           By:
                                              ----------------------------------
                                              Daniel Devine, President



                                           ATTEST:

                                                                (Corporate Seal)



                                           By:
                                              ----------------------------------
                                               Rogers W. Kirven, Jr., Chairman